ABS NEW ISSUE - $1.2B USAA 2006-1                             ** FINAL PX'ING **
SYNDICATE:  LEADS - BARC/CITI; COs - LEH/DB/JPM/WACH
TIMING:  PRICE - 10:15


CL    SIZE (MM)    MDY/S&P      WAL    eFINAL     BENCH      SPRD      YIELD       CPN        PRICE
A1     $217.000    P-1/A-1+    0.28    09/15/06   INT LIB      -2     4.7552    4.7552       100.00
A2      320.000    Aaa/AAA     0.95    07/16/07   EDSF         -3      5.092      5.03    99.992027
A3      433.000    Aaa/AAA     2.10    01/15/09   SWAPS        -3      5.070      5.01    99.985744
A4      206.400    Aaa/AAA     3.41    10/15/09   SWAPS        +0      5.094      5.04    99.997759
B        39.517    NR/BBB-     3.65    10/15/09                       ** NOT OFFERED **

NB - SETTLE 2/22 FLAT

The issuer has or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(r)) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Avenue, New York, NY 10019, Attn: Asset Backed Fixed Income Syndicate or by
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includes additional disclaimers below, such disclaimers should be disregarded.

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effected at the values provided and the values provided are not necessarily
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Prospectus materials can be obtained by contacting your Sales Rep or ADP
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